Exhibit 99.1

Rose Rock Midstream, L.P. Reports First Quarter 2016 Results
Adjusted EBITDA Increased 16% Year-Over-Year

Tulsa, OK - May 5, 2016 - Rose Rock Midstream®, L.P. (NYSE: RRMS) today announced its financial results for the three months ended March 31, 2016.

Adjusted gross margin, which excludes Rose Rock's equity earnings in White Cliffs Pipeline and Glass Mountain Pipeline, was $48.0 million for the first quarter 2016, compared to $41.0 million for the first quarter 2015, and $43.8 million for the fourth quarter 2015. For the first quarter 2016 Rose Rock reported net income of $26.5 million, compared to $14.6 million for the first quarter 2015 and $1.6 million for the fourth quarter 2015.

Rose Rock Midstream's Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $49.0 million for the first quarter 2016, an increase of 16% as compared to first quarter 2015 results of $42.1 million, and an increase of 5% as compared to fourth quarter 2015 results of $46.6 million. Adjusted gross margin and Adjusted EBITDA, which are non-GAAP measures, are reconciled to their most directly comparable GAAP measures below.

"Rose Rock's first quarter results were right in line with expectations and highlight the benefits of our fee-based business model and our continued focus on efficient execution," said Carlin Conner, chief executive officer of Rose Rock Midstream’s general partner. "We've maintained our solid financial performance and continue to execute in a cost effective manner, positioning Rose Rock to successfully navigate these challenging market conditions."

Rose Rock Midstream's distributable cash flow for the three months ended March 31, 2016 was $35.3 million. On April 22, 2016, Rose Rock Midstream announced the partnership's quarterly cash distribution of $0.66 per unit. This distribution represents an increase of more than 4% compared to the distribution of $0.635 per unit with respect to the first quarter of 2015. The distribution will be paid on May 13, 2016 to all unitholders of record on May 3, 2016. Distributable cash flow, which is a non-GAAP measure, is reconciled to its most directly comparable GAAP measure below.

2016 Guidance
Rose Rock reaffirms 2016 consolidated Adjusted EBITDA guidance of between $165 and $185 million. The partnership expects to deploy approximately $35 million in capital investments in 2016. In addition, the partnership anticipates maintaining its current distribution and distribution coverage of 1.0 times or greater throughout 2016.

Earnings Conference Call
Rose Rock Midstream will host a joint conference call with SemGroup® Corporation (NYSE: SEMG) for investors tomorrow, May 6, 2016, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 1.855.239.1101, or for international callers, 1.412.524.4117. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream's Investor Relations website at ir.rrmidstream.com. A replay of the webcast will also be available for a year following the call at ir.rrmidstream.com on the Calendar of Events-Past Events page. The first quarter 2016 earnings slide deck will be posted under Presentations.

About Rose Rock Midstream

Exhibit 99.1

Rose Rock Midstream®, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Headquartered in Tulsa, OK, Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Rose Rock uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.rrmidstream.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
Rose Rock’s non-GAAP financial measures, Adjusted gross margin, Adjusted EBITDA and distributable cash flow, are not GAAP measures and are not intended to be used in lieu of GAAP presentation of operating income (loss) which is the GAAP measure most directly comparable to Adjusted gross margin, net income (loss) and cash provided by (used in) operating activities which are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) which is the GAAP measure most directly comparable to distributable cash flow. Adjusted gross margin represents total revenues minus cost of products sold and unrealized gain (loss) on derivatives. Adjusted EBITDA represents net income before interest expense, income tax expense (benefit), depreciation and amortization, earnings from equity method investments and any other non-cash adjustments to reconcile net income to net cash provided by operating activities plus cash distributions from equity method investments. Distributable cash flow represents Adjusted EBITDA, as described above, adjusted to exclude cash income taxes, cash interest expense and maintenance capital expenditures.

These measures may be used periodically by management when discussing our financial results with investors and analysts and are presented as management believes they provide additional information and metrics relative to the performance of our businesses. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider non-GAAP measures in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the non-GAAP measure and the most comparable GAAP measure and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Because all companies do not use identical calculations, our presentations of non-GAAP measures may be different from similarly titled measures of other companies, thereby diminishing their utility.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements.” All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, cash distributions, management's plans and objectives for future operations, capital investments, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay current,

Exhibit 99.1

expected or minimum quarterly distributions; any sustained reduction in demand for, or supply of, crude oil in markets served by our midstream assets; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us; our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity; the loss of, or a material nonpayment or nonperformance by, any of our key customers; our ability to renew or replace expiring storage, transportation and related contracts; the amount of cash distributions, capital requirements, and performance of our investments and joint ventures; the amount of collateral required to be posted from time to time in our purchase, sale or derivative transactions; the impact of operational and developmental hazards and unforeseen interruptions; our ability to obtain new sources of supply of crude oil; competition from other midstream energy companies; our ability to comply with the covenants contained in our credit facility and the indentures governing our senior notes, including requirements under our credit facility to maintain certain financial ratios; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; weather and other natural phenomena, including climate conditions; a cyber attack involving our information systems and related infrastructure, or that of our business associates; costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; general economic, market and business conditions; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
roserockir@rrmidstream.com

Media:
Kiley Roberson
918-524-8594
kroberson@rrmidstream.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets	$290,474	$319,614
Property, plant and equipment, net	443,415	441,596
Equity method investments	433,572	438,291
Other noncurrent assets, net	45,376	46,089
Total assets	$1,212,837	$1,245,590

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$229,164	$283,029
Long-term debt	756,921	732,356
Total liabilities	986,085	1,015,385

Partners' capital	226,752	230,205
Total liabilities and partners' capital	$1,212,837	$1,245,590

Exhibit 99.1

Condensed Consolidated Statements of Income
(in thousands, except per unit data, unaudited)

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Revenues, including revenues from affiliates:
Product	$176,622	$106,567	$218,020
Service	27,329	28,126	27,609
Total revenues	203,951	134,693	245,629
Expenses, including expenses from affiliates:
Costs of products sold, exclusive of depreciation and amortization	151,391	96,237	207,155
Operating	21,407	20,799	19,603
General and administrative	4,900	5,620	4,797
Depreciation and amortization	7,893	10,143	10,613
Loss on disposal or impairment, net	294	152	10,100
Total expenses	185,885	132,951	252,268
Earnings from equity method investments	20,839	20,864	20,693
Operating income	38,905	22,606	14,054
Other expenses:
Interest expense	12,437	8,006	12,494
Other income, net	—	—	(24)
Total other expenses, net	12,437	8,006	12,470
Net income	$26,468	$14,600	$1,584
Net income allocated to general partner	$5,868	$4,742	$5,366
Net income allocated to common unitholders	$20,600	$9,858	$(3,782)
Net income (loss) per limited partner unit:
Common unit (basic)	$0.56	$0.28	$(0.10)
Common unit (diluted)	$0.56	$0.28	$(0.10)
Basic weighted average number of limited partner units outstanding:
Common units	36,809	34,804	36,796
Diluted weighted average number of limited partner units outstanding:
Common units	36,835	34,847	36,831

Exhibit 99.1

Non-GAAP Reconciliations

(in thousands, unaudited)	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Reconciliation of operating income to Adjusted gross margin:
Operating income	$38,905	$22,606	$14,054
Add:
Operating expense	21,407	20,799	19,603
General and administrative expense	4,900	5,620	4,797
Depreciation and amortization expense	7,893	10,143	10,613
Loss on disposal or impairment, net	294	152	10,100
Less:
Earnings from equity method investments	20,839	20,864	20,693
Non-cash unrealized gain (loss) on derivatives, net	4,548	(2,531)	(5,330)
Adjusted gross margin	$48,012	$40,987	$43,804

Reconciliation of net income to Adjusted EBITDA:
Net income	$26,468	$14,600	$1,584
Add:
Interest expense	12,437	8,006	12,494
Depreciation and amortization expense	7,893	10,143	10,613
Cash distributions from equity method investments	26,913	26,065	25,241
Inventory valuation adjustment	—	1,187	1,355
Provision for doubtful accounts receivable	38	—	257
Non-cash equity compensation	365	298	341
Loss on disposal or impairment, net	294	152	10,100
Less:
Earnings from equity method investments	20,839	20,864	20,693
Impact from derivative instruments:			—
Total gain (loss) on derivatives, net	3,354	(644)	4,955
Total realized loss (gain) (cash flow) on derivatives, net	1,194	(1,887)	(10,285)
Non-cash unrealized gain (loss) on derivatives, net	4,548	(2,531)	(5,330)
Adjusted EBITDA	$49,021	$42,118	$46,622

Reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:
Net cash provided by (used in) operating activities	$14,530	$(7,070)	$30,549
Less:
Changes in operating assets and liabilities, net	(16,811)	(36,508)	140
Add:
Interest expense, excluding amortization of debt issuance costs	11,606	7,479	11,664
Distributions from equity method investments in excess of equity in earnings	6,074	5,201	4,549
Adjusted EBITDA	$49,021	$42,118	$46,622

Exhibit 99.1

Non-GAAP Reconciliations (Continued)

(in thousands, unaudited)	Three Months Ended
	March 31,			December 31,
	2016		2015	2015
Reconciliation of net income to distributable cash flow:
Net income	$26,468		$14,600	$1,584
Add:
Interest expense	12,437		8,006	12,494
Depreciation and amortization expense	7,893		10,143	10,613
EBITDA	46,798		32,749	24,691
Add:
Loss on disposal or impairment, net	294		152	10,100
Cash distributions from equity method investments	26,913		26,065	25,241
Inventory valuation adjustment	—		1,187	1,355
Provision for doubtful accounts receivable	38		—	257
Non-cash equity compensation	365		298	341
Less:
Earnings from equity method investments	20,839		20,864	20,693
Non-cash unrealized gain (loss) on derivatives, net	4,548		(2,531)	(5,330)
Adjusted EBITDA	$49,021		$42,118	$46,622
Less:
Cash interest expense	11,587		7,454	11,640
Maintenance capital expenditures	2,148		927	2,458
Distributable cash flow	$35,286		$33,737	$32,524

Distribution declared	$30,251	(1)	$28,379	$30,224

Distribution coverage ratio	1.2x		1.2x	1.1x

(1) The distribution declared April 22, 2016 represents $0.66 per unit, or $2.64 per unit on an annualized basis.

Exhibit 99.1

2016 Adjusted EBITDA Guidance Reconciliation

(millions, unaudited)
	Mid-point
Net income	$48.5
Add: Interest expense	51.0
Add: Depreciation and amortization	49.0
EBITDA	$148.5
Non-Cash and Other Adjustments	26.5
Adjusted EBITDA	$175.0

Less:
Cash interest expense	48.0
Maintenance capital expenditures	10.0
Add:
General Partner support	4.0
Distributable cash flow	$121.0

Expected cash distributions declared	$121.0

Coverage	1.0	x

Non-Cash and Other Adjustments
Earnings from equity method investments	$(77.0)
Cash distributions from equity method investments	102.0
Non-cash equity compensation	1.5
Non-Cash and Other Adjustments	$26.5